[GRAPHIC OF SAUER DANFOSS LOGO]



FOR IMMEDIATE RELEASE
DECEMBER 5, 2000


     SAUER-DANFOSS INC. ACQUIRES INTEGRATED CONTROL TECHNOLOGIES (ICT) LTD.;
          FURTHER DEVELOPING ITS ELECTROHYDRAULIC OPERATIONS IN EUROPE


AMES, IOWA, USA, DECEMBER 5, 2000 - SAUER-DANFOSS INC. (NYSE: SHS; FSE: SAR) today announced that it has completed the acquisition of Integrated Control Technologies (ICT) Ltd. in an all-cash transaction for approximately $2.3 million at today's exchange rates. The transaction closed on Tuesday, December 5, 2000.

Headquartered in the United Kingdom, ICT is well known for its production of electronic controls and related software in mobile hydraulics, as well as other areas. Along with the acquisition of NOB Electronik AB in Sweden earlier this year, this transaction further develops Sauer-Danfoss' electrohydraulic operations in Europe and adds to its capability of offering complete systems, including sophisticated electronics. According to Sauer-Danfoss, there is strong demand for these systems, and the electrohydraulics unit has produced double-digit growth over the last few years.

Albert Zahalka, Sauer-Danfoss' Vice President & General Manager,
Electrohydraulics, commented, "We have worked with ICT in the British market for a number of years and have grown to know and understand each other well, making the decision to cement this relationship by bringing ICT into the Sauer-Danfoss group a logical transaction."

Mike Hallett, Managing Director of ICT, said, "When we thought about future growth opportunities, we realized we needed the power of a global organization. ICT and Sauer-Danfoss share a deep mutual understanding of electrohydraulics, and we are looking forward to serving our customers in Britain while growing internationally with Sauer-Danfoss." Mike Hallett will retain his current position within the operations of the company.

Sauer-Danfoss' European electrohydraulics division now combines engineering resources from Neumunster, Germany; Nordborg, Denmark; Almhult, Sweden and Alcester, UK. Further developments are expected in this rapidly growing area of mobile hydraulics.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems and components for use primarily in applications of off-highway mobile equipment. Sauer-Danfoss, with approximately 6,500 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the United States and China, and principal business centers in Ames, Iowa, Neumunster, Germany and Nordborg, Denmark. More details online at WWW.SAUER-DANFOSS.COM.



FOR FURTHER INFORMATION PLEASE CONTACT:
SAUER-DANFOSS INC. - INVESTOR RELATIONS

KENNETH D. MCCUSKEY           Sauer-Danfoss Inc.     Phone:       (515) 239-6364
Vice President - Finance      2800 East 13th Street  Fax:         (515) 239-6443
                              Ames, Iowa, USA 50010  kmccuskey@sauer-danfoss.com

JOHN N. LANGRICK              Sauer-Danfoss Inc.     Phone:   +49-4321-871-190
Director of Finance - Europe  Krokamp 35             Fax:     +49-4321-871-121
                              D-24539 Neumunster     jlangrick@sauer-danfoss.com